CONFORMED COPY

THIS AGREEMENT is made on 10 August, 1998

BETWEEN:

(1) HUNTINGDON LIFE SCIENCES GROUP PLC, registered in England and Wales with number 502370 whose registered office is at Woolley Road, Alconbury, Huntingdon, Cambridgeshire PE17 5HS (the "Company"); and

(2) KLEINWORT BENSON LIMITED, a company incorporated in England with registered number 1767419, whose registered office is at 20 Fenchurch Street, London EC3P 3DB ("KB").

WHEREAS:

(A) Subject to and as provided by this Agreement, the Company proposes to issue, pursuant to the Open Offer, on the basis and terms and for the purposes set out in the Circular, the New Shares to rank pari passu in all respects with Shares in issue at the date hereof;

(B) on, and subject to, the terms of this agreement, KB has agreed as agent for and on behalf of the Company:-

         (i) to offer the New Shares to Qualifying Holders at the Offer Price under the Open Offer on the basis of 1 New Share for every 2 Shares held on the Record Date and otherwise on the terms and subject to the conditions in the Circular; and

         (ii) in respect of any New Shares not taken up under the Open Offer, to procure (as agent for and on behalf of the Company) persons to subscribe and, to the extent that it does not do so, itself to subscribe for, the New Shares at the Offer Price; and

(C) The Company is proposing to convene an Extraordinary General Meeting at which resolutions are to be proposed, inter alia, to authorise the Directors to allot the New Shares.

IT IS AGREED as follows:

1.     Definitions and interpretation

In this Agreement (including the recitals and schedules hereto), the following words and expressions shall have the meanings respectively set opposite them:-

"Accountants"                      Arthur Andersen & Co.; admission  of  the
                                   New  Shares  to the  Official  List becoming
                                   effective by the making of an announcement in
                                   accordance with paragraph 7.1 of the Listing
                                   Rules;
"Admission Date"                   the actual date of Admission;
"Affiliate"                        any company or other  undertaking  which is
                                   a member of the group (as defined in section
                                   262  of the Companies
                                   Act 1985) of which KB is a member;
"Application Form"                 the agreed  form of  application  for Shares
                                   under the Open Offer;
"Bank Deeds"                       has  the   meaning   specified   by  the
                                   Subscription  Agreement;
"Baker Service Agreement"          has  the   meaning   specified  by  the
                                   Subscription Agreement;
"Board"                            the Company's  board of directors or a duly
                                   authorised  Committee thereof;
"Brokers"                          Kleinwort Benson Securities Limited;
"Closing Date"                     26th August, 1998;
"Circular"                         any circular letter in agreed form to the
                                   shareholders and, for  information  only,
                                   to  option  holders  of  the Company, giving
                                   details of  the Placing and Open Offer,
                                   comprising    a   prospectus relating to the
                                   Company and the New Shares and containing a
                                   notice  convening the Extraordinary
                                   General Meeting;
"Conditions"                       the conditions set out in Clause 2.1;
"Dealing Day"                      any day upon which dealings in domestic
                                   securities may take place on the London
                                   Stock Exchange;
"Directors"                        the persons named in the Circular as
                                   directors of the
                                   Company and Mr. Andrew Baker;
"Extraordinary General Meeting"    the meeting of the Company (notice of which
                                   is set out in the Circular) at which, inter
                                   alia, the Resolutions are to be proposed;
"EGM Date"                         28th August, 1998;
"Facilities Agreement"             the Facilities Agreement in agreed form
                                   between, inter alia, the Company and National
                                   Westminster  Bank plc  dated  August, 1998;
"FSA"                              the Financial Services Act 1986;
"Group"                            the  group  of which  the  Company  and its
                                   subsidiary undertakings are members;
"Group Member"                     a member of the Group;
"KB Person"                        any  person  being  KB, an Affiliate or a
                                   director, officer or an employee of KB or of
                                   an Affiliate;
"Latest Acceptance Time"           3p.m. on 26th August, 1998;
"Listing Rules"                    the listing rules made by the London Stock
                                   Exchange  pursuant to Part IV of the FSA;
"London Stock Exchange"            London Stock Exchange Limited;
"New Shares"                       the total of 57,003,431  Ordinary Shares to
                                   be allotted fully paid or  credited as fully
                                   paid pursuant to the Placing and Open Offer;
"Offer Documents"                  the Circular and the Application Form;
"Offer Price"                      12.5 pence per New Share;
"Official List"                    the Official List of the London Stock
                                   Exchange;
"Open Offer"                       the invitation (contained in  the Circular)
                                   to Qualifying  Holders  to  apply  to
                                   subscribe for New  Shares on the terms and
                                   subject to the  conditions  in  the Offer
"Ordinary Shares"                  Dpcuments; ordinary shares of five pence
                                   each in the Company;
"Placees"                          the persons  (including,  if  applicable,
                                   KB) who are,  pursuant to the Placing,  to
                                   subscribe  for New Shares not taken up under
                                   the Open Offer;
"Placing"                          the placing  (subject to the rights of
                                   Qualifying Holders) of New Shares with
                                   Placees   by  KB  (and,   if applicable, the
                                   subscription by KB for any new shares not
                                   taken  up  under   the  Open Offer) pursuant
                                   to  this Agreement;
"Placing                           Letters"   letters   in  the agreed form
                                   despatched or to  be  despatched  to
                                   proposed Placees concerning  their
                                   commitments to subscribe for New Shares
                                   pursuant to the Placing;
"Placing Sum"                      (pound)7.1  million,  being  the sum  equal
                                   to the aggregate value at the Offer Price of
                                   the New Shares;
"Press Announcement"               the  press  announcement  in  the  agreed
                                   form giving
                                   details of, inter alia, the Placing and the
                                   Open Offer;
"Proxy Card"                       the agreed  form of proxy for use at the
                                   Extraordinary General Meeting;
"Qualifying                        Shareholders" the holders of Ordinary Shares
                                   on  the register  of  members of the
                                   Company   at  the  close  of business on the
                                   Record Date other than certain  overseas
                                   Shareholders   who  are  not entitled to
                                   participate in the Open Offer as set out in
                                   the Circular;
"Record Date"                      the close of business on 31st July, 1998;
"Receiving Agents"                 Computershare  Services PLC, PO Box 859,
                                   Consort House,
                                   East Street, Bedminster, Bristol  BS99 1XZ;
"Resolutions"                      the   resolutions in the agreed form to be
                                   proposed at the Extraordinary General
                                   Meeting (or any  adjournment thereof) as set
                                   out in the  notice convening the
                                   Extraordinary General Meeting which appears
                                   in the Circular;
"Service Agreements"               has the meaning specified by the Subscription
                                   Agreement;
"Shares"                           means  ordinary  shares  of 5p in  the
                                   capital  of the Company;
"Subscribers"                      Focused Healthcare Partnership Limited,
                                   Quilcap Corp., Oracle  Partners,   L.P.,
                                   Stephens  Group  Inc., SRK Management
                                   Company,  Mr. Kirby  Cramer and Mr.  Rodman
                                   Moorhead III.
"Subscription                      Amount"  (pound)15  million, being  the sum
                                   equal to the aggregate   value at  the
                                   Subscription  Price  of  the Ordinary Shares
                                   to  be allotted  and  issued by the Company
                                   and the  Subscribers pursuant to the
                                   Subscription Agreement;
"Subscription Agreement"           means the subscription agreement in agreed
                                   form dated  5th  August,  1998  between the
                                   Subscribers  and  the Company;
"Subscription Price"               has  the  meaning  specified  by  the
                                   Subscription Agreement;
"Supplementary Prospectus"         any prospectus to be published by the
                                   Company  pursuant  to  section  147(1) of
                                   the  FSA  supplementary  to the Circular
                                   (or to any previously published prospectus);
"taken up"                         has the meaning ascribed to it in Clause 4.3;
"Transaction Documents"            means the Facilities Agreement,  the
                                   Subscription Agreement,  the Bank Deeds,
                                   the Baker Service Agreement and the Service
                                   Agreements;
"VAT"                              value added tax;
"Verification Notes"               verification  notes prepared for the purpose
                                   of substantiating the accuracy of the
                                   Circular ;
"Warranties"                       the representations and warranties set out
                                   in Schedule  1 and given by the Company
                                   pursuant to Clause 8; and
"Working                           Capital Memorandum" the cash flow  and
                                   working capital memorandum prepared by the Company for the period to
                                   31st December, 1999.

  In this Agreement (including the Recitals and Schedules):

(A) any reference to a document in "agreed form" means the form thereof agreed between the Company and KB and initialled on behalf of each of them for the purpose of identification, in each case with such amendments as may be agreed between the Company and KB;

(B) except as otherwise provided or where the context otherwise requires, "material" and "materially" shall mean material in the context of the Placing and the Open Offer;

(C) all references to hours of the day shall be to the time as it is in England;

(D) headings are for convenience only and do not affect the construction of this Agreement;

(E) reference to Recitals, Clauses or Schedules are, unless otherwise stated, to the recitals and clauses respectively of, and schedules to, this Agreement;

(F) words denoting the singular include the plural and vice versa, words importing gender shall include all genders;

(G) words and expressions defined in the Companies Act 1985 shall bear the same meaning herein, except as otherwise provided or where the context otherwise requires;

(H) any statement qualified by the expression "so far as the Company is aware" or the expression "so far as the Directors are aware" or any similar expression shall be deemed to include an additional statement that it has been made after the Company and the Directors have made all reasonable enquiries; and

(I)               references  to  any  statute  or  statutory   provision
                  include  any   re-enactment   or modification  or extension
                  thereof (whether before or after the date hereof), any statutory provision of which a provision referred to is a
                  re-enactment(whether  with  or  without   modification),
                  and  any  orders,   regulations,  instruments  or  other
                  subordinate legislation made under the statute or statutory provision referred to, save that this Clause 1 shall not operate to the extent that it would create or increase any liability for any party to this Agreement.

2.     Conditions

2.1 The obligations of KB under this Agreement are in all respects conditional on:

(A) satisfaction of each of the conditions precedent to which the Subscription Agreement is subject, excluding any condition relating to this Agreement becoming unconditional;

(B) without limitation to the generality of paragraph (A) above, the Facilities Agreement, the Bank Deed, the Baker Service Agreement and the Service Agreements becoming unconditional in all respects except:

(i)   for any condition relating to this Agreement becoming unconditional; and

(ii) for receipt by National Westminster Bank plc of the Transaction Proceeds and for repayment of all Indebtedness outstanding in respect of the Bridging Facility (in each case as defined by the Facilities Agreement);

(C) receipt from NM Rothschild & Sons Limited of a letter confirming that the Subscription Amount is held by them, or to their order, in escrow and that release and payment of the whole of such sum to the Company in accordance with the Subscription Agreement is subject only to satisfaction of the conditions precedent to such payment provided by the Subscription Agreement;

(D) delivery by the Company to KB with effect immediately prior to Admission of a certificate, signed for and on behalf of the Company by a Director, in the form set out as Schedule 2;

(E)  none of the Transaction Documents having been terminated;

(F) no variation or waiver or agreement not to exercise its rights under any Transaction Document having been granted or agreed by the Company without the prior written consent of KB; and

(G) the Resolutions having been passed without amendment (except as previously agreed in writing by KB);

     in each case by 4th September, 1998 (or such later time as KB may agree with the Company).

2.2 If any of the Conditions is not fulfilled or shall have become incapable of being fulfilled on or by 4th September, 1998 or such later date as KB and the Company may agree, the Company shall forthwith make an announcement to the London Stock Exchange to that effect in a form agreed by KB and the remaining obligations of each of the parties under this Agreement shall terminate, other than to the extent provided in Clause 10.

2.3 The Company shall use all reasonable endeavours to procure that each of the Conditions is satisfied by 4th September, 1998.

3.   Document Delivery

3.1 The Company shall deliver or procure to be delivered to KB immediately on execution of this Agreement:

(A) certified copies of each of the Transaction Documents executed by each of the parties thereto;

(B) six copies of the Press Announcement, the Circular and the Application Form initialled on behalf of the Company;

(C) a copy of the Working Capital Memorandum initialled on behalf of the Company;

(D) two signed originals of the written verification of the Accountants to the inclusion in the Circular of the financial information included in Parts IV and V of that document and the respective references thereto in the forms and contexts included in the Circular;

(E) two signed originals of a letter (in a form previously approved by KB) addressed to KB from the Directors confirming that working capital available to the Group is sufficient;

(F) four certified copies of signed responsibility letters addressed to the Company from each Director and a certified copy of the letter to the Stock Exchange containing the confirmations required by paragraph 5.5 of the Listing Rules;

(G) (to the extent relied upon in executing any other document to be delivered to KB pursuant to this Clause 3.1) certified copies of powers of attorney executed by each Director;

(H) a certified copy of the Verification Notes signed by or on behalf of each of the persons stated therein as being the signatories thereto, together with a copy of each supporting document referred to therein;

(I)    a  certified  copy of the  minutes  of a meeting  of the  Board  (or of
       a duly  authorised committee   thereof) in  the  agreed  form approving,
       inter alia, (i) the Company's execution of this Agreement, (ii) the making of the Placing and Open Offer by KB on the Company's behalf,
       (iii) the Press Announcement and its release by KB in accordance with this Agreement, (iv) the making of the application to the London Stock Exchange for Admission; and (v) the Circular, the Application Form and the Proxy Card and their issue to Qualifying Holders and (as the case may be) potential Placees; and

(J) a certified copy of the minutes of the meeting of the Board at which any committee referred to at Clause 3.1((I)) was appointed.

(K) a copy of the Circular certified by a Director or the secretary of the company to be a true copy of the original) bearing evidence of the London Stock Exchange's formal approval of the Circular as listing particulars pursuant to the Listing Rules;

(L) a letter from the Company to KB (in a form previously approved by KB) relating to the declaration required from KB by paragraph 2.8 of the Listing Rules; and

(M) all such further information and documents (including, without limitation, all documents specified by paragraph 7.9 of the Listing Rules) as KB may reasonably require, on or before or after such date, for the purpose of assisting the Company to obtain Admission or otherwise to facilitate the Open Offer and Placing.

3.2 KB may, in its absolute discretion, waive or vary any obligation of the Company under Clause 3.1 and may extend the time for delivery of any of the documents referred to therein. Any waiver, variation or extension may be made subject to such terms as KB may determine in its absolute discretion.

3.3   The Company undertakes to procure that:

(A) two copies of the Circular shall be delivered by the Company to the Registrar of Companies in England and Wales for registration as required by section 149(1) of the FSA;

(B) the Circular (and any Supplementary Prospectus) be published and copies be made available at the Company Announcements Office of the London Stock Exchange and elsewhere as required by Chapter 8 of the Listing Rules;

(C) it will notify the information referred to in paragraph 9.10(j) of Chapter 9 of the Listing Rules to the London Stock Exchange as required by such paragraph;

(D) the documents stated in the Circular as being available for inspection shall so be made available; and

(E) it will deal with any change or matter relating to the Circular referred to in section 147(1) of the FSA which arises on or after the date of the Circular and prior to Admission in full compliance with all applicable provisions of Part VI of the FSA and paragraphs 5.14 to 5.16 of Chapter 5 and paragraph
      8.20 of  Chapter  8 of the  Listing  Particulars  (subject  to
      Clauses 9 and 10).

4.    The Placing and the Open Offer

4.1 Subject to satisfaction of the Conditions and to the other terms of this Agreement, KB agrees:

(A) as agent for the Company to make the Open Offer to Qualifying Shareholders on the terms and subject to the conditions set out in the Offer Documents;

(B) as agent for the Company to use its reasonable endeavours to procure persons (other than persons who would, if they were existing holders of Ordinary Shares, not be Qualifying Shareholders, unless the Company shall otherwise consent in writing) to subscribe for the New Shares pursuant to the Placing to the extent that the New Shares are not taken up under the Open Offer; and

(C) if any New Shares are not taken up under the Open Offer and are not otherwise subscribed for pursuant to the Placing, itself to subscribe for such New Shares,

         in each case at the Offer Price free of all expenses and otherwise on the terms and subject to the conditions set out in the Offer Documents and this Agreement.

4.2 The Company authorises KB to issue the Press Announcement and subject to its release to make arrangements for the Placing and, in particular, for the distribution of the Press Announcement and placing proofs of the Circular and Placing Letters to such persons as KB shall in its absolute discretion determine.
4.3 The Company shall, or shall procure that the Receiving Agents shall, notify KB in writing as soon as reasonably practicable (and in any event not later than 10.30a.m. on the first Dealing Day after the Closing Date) of the number of New Shares taken up under the Open Offer, being those Offer Shares in respect of which valid applications have been received in accordance with the terms of the Open Offer (and have not been rejected in accordance with such terms) by the Latest Acceptance Time accompanied by remittances for the full amount payable in respect thereof (other than applications, if any, for which the relevant remittances have been notified to the Receiving Agents by the Latest Acceptance Time as having been refused by the drawee on presentation). For the avoidance of doubt, any New Shares which are taken up for the purpose of this Clause 4.3 but which are comprised in an Application Form which is at the Latest Acceptance Time, or thereafter may become subject to verification of identity enquiries by the Receiving Agents in compliance with the Money Laundering Regulations 1993 or otherwise shall be treated as taken up for all purposes of this Agreement.

4.4 KB shall notify the Receiving Agents of the names and registration details of the Placees and the number of Offer Shares to be subscribed by each of them pursuant to the Placing as soon as reasonably practicable after it has been notified, pursuant to Clause 4.3, of the number of New Shares not taken up and, in any event, by 3.00 p.m. on the third Dealing Day immediately following the Closing Date and in default of KB so doing and such default not having being remedied by KB by 12 midnight on the fifth Dealing Day immediately following the Closing Date the Company is hereby irrevocably authorised to treat this Agreement as an application by KB on its terms and subject to the Conditions for such number of New Shares.

4.5 The Company shall allot the New Shares (if it has not done so previously) pursuant to a resolution of the Board or of a duly authorised committee thereof as soon as practicable following the Closing Date and the satisfaction of each of the Conditions:

(A) in accordance with the terms of the Open Offer, to persons who have validly applied for New Shares under the Open Offer; and

(B) in accordance with the details notified to the Receiving Agents pursuant to Clause 4.4, to the Placees and/or (as appropriate) KB.

4.6 The Company shall deliver to KB a certified copy of the resolution referred to at Clause 4.5 by 4.00 p.m. on 28th August, 1998.

4.7 Subject to the Conditions and to the Company's compliance with Clauses 4.3, 4.5 and 4.6, KB shall transfer or procure the transfer to the Company's account with of the sum equal to the aggregate value at the Offer Price of all New Shares not taken up under the Open Offer (less any deduction therefrom made pursuant to Clause 6.6) in cleared funds for value on the Admission Date.

4.8 On making of the transfer in accordance with Clause 4.7, KB's obligations under this Agreement shall cease and determine and KB shall have no further obligations to the Company under this Agreement (without prejudice to the rights of the Company in respect of any antecedent breach of this Agreement). Such transfer shall constitute a complete discharge of the Placees in respect of the amounts payable by them for their subscription of New Shares pursuant to the Placing.

4.9 The Company shall procure the registration of the persons to whom New Shares are allotted pursuant to Clause 4.5 as the holders thereof promptly (without registration fee) and shall procure that definitive certificates in respect of the New Shares are despatched to such persons as soon as reasonably practicable and, in any event, not later than 7th September, 1998 and that, pending such despatch, transfers of New Shares are certified against the Company's register of members.

4.10 The Company irrevocably appoints KB to act as its agent for the purposes of the Placing and the Open Offer on terms that KB may exercise all powers, authorities and discretions on behalf of the Company which are necessary for or, in the reasonable opinion of KB are desirable for the purposes of, the Placing and/or the Open Offer.

4.11 The Company confirms that application for Admission has been made to the London Stock Exchange in accordance with section 143 of the FSA and the Company undertakes to supply all such information, pay such fees, give such undertakings, execute such documents and do or procure to be done all such acts or things as may reasonably be required by the London Stock Exchange to procure Admission.

4.12 The Company shall give all such assistance and provide all such information as KB may reasonably require for the making and implementation of the Placing and Open Offer and will do (or use its reasonable endeavours to procure to be done) all such things and execute (or use its reasonable endeavours to procure to be executed) all documents as may be necessary or desirable in the reasonable opinion of KB to be done or executed by the Company or by its officers, employees or agents for the making and implementation of the Placing and Open Offer.

5.     Overseas Shareholders

         The Company will, and will use reasonable endeavours to procure that the Receiving Agents will, observe and comply with the provisions in respect of overseas shareholders set out in Part III of the Circular under the heading "Overseas Shareholders" and will not knowingly allot New Shares to or accept a completed Application Form from any person who is not a Qualifying Shareholder without the consent of KB, such consent not to be unreasonably withheld or delayed.

6.     Fee, Commissions and Expenses

6.1 The Company shall, whether or not KB's obligations hereunder become unconditional, pay to KB:

(A) a fee of (pound)750,000 for advisory services in connection with the Company's raising new capital; and

(B) in respect of KB's services described in Clause 4.1, a commission of 2 1/4 per cent. of the Placing Sum, of which KB shall apply a sum of up to 1 1/4 per cent. of the Placing Sum in payment, on behalf of the Company, to Placees in accordance with the Placing Letters.

6.2 The amount referred to in Clause 6.1 shall be paid together with VAT, if any, thereon by the Company for value on the earlier of (i) the Admission Date and (ii) the date on which the obligations of KB hereunder cease and determine.

6.3 The fee and commissions set out in Clause 6.1 are payable whether or not KB shall itself be called upon to subscribe any of the New Shares pursuant to this Agreement.

6.4 Whether or not KB's obligations under Clause 4 become unconditional or this Agreement is terminated, the Company will pay all other expenses of or relating to this Agreement, the Placing, the Open Offer, securing Admission, the issue of the New Shares and including (but without limitation) all stamp duty and/or stamp duty reserve tax payable by any Placee or any other person in respect of his subscription of New Shares pursuant to the Placing or to the Open Offer, Stock Exchange listing fees, registrars' and receiving agents' fees, printing, advertising and distribution costs, the Company's out-of-pocket expenses, the Company's legal, accountancy, brokerage and other professional fees and expenses and the out-of-pocket and reasonable legal expenses of KB and all related VAT, and the Company will forthwith upon request reimburse KB for any such expenses for which the Company is responsible pursuant to this Clause but which KB or (in relation to any such stamp duty or stamp duty reserve tax) any Placee or other person subscribing New Shares pursuant to the Placing or to the Open Offer may have incurred.

6.5 Where in pursuance of any provision of Clause 6.4 or Clause 7 a sum is reimbursed to KB the Company shall, in addition, pay to KB:

(A) such amount as equals the VAT for which KB is properly liable in respect of the costs or expenses referred to at Clause 6.4 or Clause 7 which KB is unable to reclaim as input tax from HM Customs and Excise by reason of:

(i) such costs or expenses relating to or constituting part of the consideration for a supply of services by KB to the Company which is exempt from VAT; or

(ii) such costs or expenses constituting disbursements incurred by KB as agent of the Company (provided that KB procures that any appropriate VAT invoices naming the Company as recipient of the relevant supply are issued in respect of such items by the person making the supply); and

(B) on receipt of a VAT invoice such an amount as equals VAT properly chargeable by KB by reason of such costs or expenses constituting consideration for a taxable supply of services by KB to the Company.

6.6 Payment of the fee and commissions in accordance with Clause 6.1 and reimbursement of expenses in accordance with Clause 6.4 may be made by deduction thereof at KB's discretion from the amount to be transferred in respect of any New Shares in accordance with Clause 4.7.

7.     Indemnity

7.1 Subject to Clause 7.2, the Company undertakes to KB, for itself and as agent and trustee on behalf of and for the benefit of each of the other KB Persons, to keep each and every KB Person indemnified against all losses, claims, demands, damages, costs, charges, expenses or liabilities, (or actions proceedings or investigations in respect thereof) which such KB Person may suffer or incur or which may be made against such KB Person and which arise, directly or indirectly, out of or in connection with:

(A)    any breach or alleged breach by the Company of this Agreement;

(B) the carrying out or performance by or on behalf of KB of any of its obligations or services under this Agreement or of any other action authorised or approved by the Company in connection with the Placing and/or the Open Offer;

(C) the issue or approval of any investment advertisement (as defined in the FSA) made with the Company's prior approval in connection with the Placing and/or the Open Offer;

(D) the release or despatch of the Press Announcement and/or the Offer Documents and/or any Supplementary Prospectus; or

(E) any failure or alleged failure by the Company or any of the Directors to comply with any legal, statutory or regulatory requirement in relation to any of the Placing, the Open Offer, the allotment and/or issue of the New Shares, the publication of any of the Offer Documents and any transaction or matters referred to in the Circular;

     together with the properly incurred costs and expenses of such KB Person in enforcing its rights under this Clause 7.

7.2 The indemnity in Clause 7.1 shall not extend or apply to the extent that any loss, claim, liability, action, demand, cost or expense referred to therein:

(A) arises by reason of the negligence or wilful default of any KB Person or from wilful breach of any KB person's duty or obligation under any legal statutory or regulatory requirement; and/or

(B) is suffered or incurred by a KB Person as a result of its having been required itself to subscribe for New Shares pursuant to Clause 4.1, unless such loss, claim, liability, action, demand or expense results from any breach or alleged breach by the Company of this Agreement (including, for the avoidance of doubt, the Warranties).

7.3 All sums payable by the Company under this Clause 7 shall be paid free and clear of all set-off, counterclaims, deductions or withholdings whatsoever save only as may be required by law. If any such set-offs, counterclaims, deductions or withholdings are required by law or if the United Kingdom Inland Revenue or any other taxing authority in any jurisdiction brings into any charge to taxation (or into any computation of income, profits or gains for the purposes of any charge to taxation) any sum payable by the Company under this Clause 7, the amount so payable shall be grossed up by such amount as will ensure that after such deduction or withholding or the deduction of such taxation there shall remain a sum equal to the amount which would otherwise be payable under this Clause 7 (additional payments being made by the Company as may be necessary from time to time).

7.4 As soon as reasonably practicable and in any event within 14 days of KB becoming aware of any action or claim or other matter in respect of which indemnity may be sought pursuant to this Clause 7, KB shall give notice and reasonable details thereof to the Company. In such event, KB shall consult with the Company and keep the Company informed in relation thereto to the extent reasonable and practicable in the circumstances subject to any requirement imposed by any insurer of KB or any Affiliate.

8.     Warranties

8.1 The Company represents and warrants to KB in the terms of each of the Warranties set out in Schedule 1 and acknowledges that KB is entering into this Agreement in reliance upon each of the Warranties.

8.2 Each of the Warranties shall be construed separately and shall not be limited or restricted by reference to or inference from the terms of any other of them or any other term of this Agreement.

8.3 Without prejudice to Clause 10.3, the Warranties shall remain in full force and effect notwithstanding the completion of the Placing or the Open Offer.

8.4 The Company undertakes to KB that it shall not do, allow or procure any act or omission before Admission which would constitute a breach of any of the Warranties or would make any of them untrue or inaccurate or misleading if repeated by reference to facts and circumstances subsisting at any time prior to Admission.

8.5 The Company shall notify KB at any time before Admission forthwith of any matter of which it becomes aware which causes any of the Warranties to be untrue or inaccurate or misleading in any respect when made and/or, if any such Warranty was repeated at any time prior to Admission by reference to the facts and circumstances then in existence, would cause it to be untrue or inaccurate or misleading in any respect.

8.6 The Company hereby acknowledges that neither KB nor any Affiliate has (except to the extent that such person has expressly, by signature of the Verification Notes (or by the provision of any specific assurance or confirmation in respect of specific questions contained therein), taken responsibility for the accuracy of any part of the Offer Documents) been requested by the Company to carry out any form of investigation or verification exercise relating to the accuracy and fairness of any information contained in the Offer Documents or otherwise published by or on behalf of the Company in connection with the Placing or the Open Offer (this acknowledgement is, for the avoidance of doubt, without prejudice to KB's responsibilities as sponsor to the Placing and Open Offer and under the rules of the Securities and Futures Authority). The Company also acknowledges that the replies to the Verification Notes have been prepared and given by persons reasonably believed by the Board to have the knowledge and responsibility to enable them properly to provide such replies and, so far as the Company is aware, that all such replies have been given in good faith.

9.     Announcements and Agreements

9.1 The Company shall not (and shall procure that each other Group Member) and KB shall not, in each case without the prior consent in writing of the other (not to be unreasonably withheld or delayed), between the date of this Agreement and the date thirty consecutive days after the Admission Date:-

(A) make any public statement, public announcement or communication (other than the Offer Documents and the Proxy Card) concerning this Agreement, the Placing, the Open Offer, the securities of the Company or any Group Member which is material or in relation to the market in the Company's issued Ordinary Shares, save as may strictly be required by law or the rules and regulations of the London Stock Exchange or any governmental or quasi-governmental authority or other regulatory body having jurisdiction over the Company or KB (as the case may be); or

(B) enter into any commitment or agreement or arrangement (other than as envisaged in this Agreement) or knowingly do or permit to be done any other act or thing which, in any such case, is material in the context of the Placing or the Open Offer or in relation to the market in the Company's issued Ordinary Shares which would give rise to any
       obligation   for  the   Company  to  publish   any Supplementary
       Prospectus or for the Company or any other Group Member to make any announcement through or notification to the London Stock Exchange or any other governmental or quasi-governmental authority or other regulatory body having jurisdiction over any Group Member or KB or by virtue of any law to which such Group Member or KB (as the case may be) is subject or which may (except pursuant to the exercise of existing subscription rights) involve any increase in, or obligation (whether contingent or otherwise) to allot any of, the capital of the Company or any other Group Member, save for the grant or exercise of options pursuant to an existing share option scheme.

9.2 The Company and KB undertake so far as is reasonably practicable to consult with the other in relation to any proposed statement, announcement or communication which either of them is required to make as stated in Clause 9.1 (including any Supplementary Prospectus) and which would, save for this requirement, necessitate a consent in accordance with Clause 9.1 and to take account of the reasonable representations of the other in determining the terms thereof and the manner in which it is made.

9.3 The Company undertakes to KB to make all such announcements concerning the Placing and the Open Offer as shall be necessary to comply with paragraph 1 of Chapter 9 of the Listing Rules and/or any other applicable regulatory or statutory requirement. KB may, following consultation with and after taking into account the reasonable representations of the Company, make any such announcement if the Company fails (in the opinion of KB acting in good faith) to fulfil its obligations under this Clause promptly (but without any obligation for KB to do so).

10.    Termination

10.1   If KB becomes aware, at any time prior to Admission, that:-

(A) the Company is in breach of any of its obligations hereunder or cannot comply with any such obligation in each case in a respect which KB regards as material; or

(B) any of the Warranties is or if repeated at any time up to Admission (by reference to the facts and circumstances then existing) would be untrue, inaccurate or misleading in any material respect,

         KB shall be entitled in its absolute discretion by notice in writing to the Company to be delivered prior to Admission forthwith to terminate its obligations hereunder and the Company shall forthwith make an announcement to the London Stock Exchange to that effect.

10.2 Cessation of and termination of KB's obligations in accordance with Clause 2 or this Clause 10 shall be without prejudice to KB's rights under Clauses 6, 7, 9, 11 and 12 (which Clauses shall continue in full force and effect for all purposes) and to the rights of each party in respect of any antecedent breach hereof.

10.3 The representations, warranties and undertakings set out or referred to in Clause 7 and in Clause 8 shall remain in full force and effect notwithstanding Admission and/or performance of KB of its obligations hereunder and shall be in addition to and shall not limit, affect or prejudice any other right or remedy available to the person in whose favour such representation, warranty or undertaking is made.

11.    Notices

11.1 Any notice to be given under this Agreement shall be in writing for the attention of the person stated below and served personally or sent by pre-paid registered mail to the respective addresses shown above or by facsimile as set out below, or as the party required to receive the same may otherwise from time to time notify to the other:-

                       The Company                 KB
         Address:      Huntingdon Life Sciences    Kleinwort Benson Securities
                       Group plc                   Limited
                       Woolley Road                20 Fenchurch Street
                       Alconbury                   London  EC3P 3DB
                       Huntingdon
                       Cambridgeshire
                       PE17 5HS
         Facsimile:    01480 892195                0171 623 5535
         Attn:         The Company Secretary       Charles Cameron, Director

11.2 Any such notice or communication shall be deemed to have been served:

(A)    if delivered, at the time of delivery;

(B) if posted by first class post, at 10.00 a.m. on the second business day after it was put into the post; and

(C)    if sent by facsimile, at the time of effective transmission.

11.3 In proving such service by post it shall be sufficient to prove that the letter containing the notice or other communication was properly addressed and delivered or put into the post as a pre-paid registered letter. In proving effective transmission by facsimile it shall be sufficient to prove that the facsimile containing such notice or other communication was sent to the appropriate number and the appropriate answerback was received at the end of the transmission in respect of the number of pages comprised in the notice or other communication.

12.    Miscellaneous

12.1 The Company undertakes to KB to comply with all material obligations applicable to it contained or represented in the Transaction Documents and to execute and/or provide or procure to be executed or provided all such documents and to do or procure to be done all such other acts and things as KB may reasonably request for the purpose of the Company complying with its obligations under this Agreement and/or in order to cause persons to acquire New Shares which are to be allotted to them pursuant to the Placing and/or the Open Offer and/or this Agreement with the entire right, title and interest to and in the New Shares.

12.2 The Company confirms that it has instructed the Receiving Agents to act as receiving agents in connection with the Placing, the Open Offer and the Extraordinary General Meeting and to perform the obligations assigned to them under the Offer Documents and this Agreement and on terms that monies received in respect of applications under the Open Offer shall be paid in to a separate account pending the closing of the Open Offer shall thereupon held to KB's order (provided that KB shall direct that such monies shall be paid from such account in accordance with the Offer Documents).

12.3 The Company confirms that, in addition to any remedy or right of action available under this Agreement, KB shall be entitled (as allottees of the New Shares or otherwise) to the same remedies and rights of action against the Company and/or the Directors to the same extent as any other person acquiring any New Shares on the basis of the Offer Documents and pursuant to the Open Offer.

12.4 The rights and remedies of each party under this Agreement are without prejudice to any other rights and remedies available to it. No neglect, delay or indulgence on the part of any party hereto in enforcing any term of this Agreement will be construed as a waiver and no single or partial exercise of any rights or remedy of any party hereto under this agreement will preclude or restrict the further exercise or enforcement of any such right or remedy.

12.5 Time shall be of the essence of this Agreement, both as regards the times, dates and any period mentioned herein and as to any times, dates and periods which may, by agreement in writing between the parties hereto, be substituted for them.

12.6 This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which when executed shall constituted an original, but all of which shall together constitute one and the same instrument.

12.7 This Agreement shall be governed by and construed in accordance with the laws of England.

IN WITNESS WHEREOF this Agreement has been executed by the duly authorised signatories of the parties the day and year first above written.

SIGNED BY CHRISTOPHER CLIFFE                        )
for and   on behalf of the                          )
HUNTINGDON LIFE SCIENCES GROUP PLC )        CHRISTOPHER CLIFFE
in the presence of:                                 )

SCOTT LEONARD MORGAN
 ..............................................

Name:      SCOTT LEONARD MORGAN

Address:   SIMMONS & SIMMONS, LONDON

Occupation:



SIGNED BY CHARLES CAMERON          )
for and on behalf of               )
KLEINWORT BENSON          )        CHARLES CAMERON
LIMITED in the presence            )
of:                                )

NIGEL STEVENSON
 .............................................

Name:    NIGEL STEVENSON

Address: DRESDNER KLEINWORT BENSON, LONDON

Occupation:

                                           SCHEDULE 1:
                                           Warranties

1. Accuracy of information - Each statement of fact contained in the Press Announcement and the Circular is true and accurate in all material respects and is not misleading (by itself or in its context) in any material respect and each expression of opinion, intention or expectation (unless expressly attributed to a person other than the Directors or the Company) (including any forecast or estimate of dividends), contained in the Press Announcement and the Circular is fairly based and honestly held by the Directors and has been made on reasonable grounds after due and careful consideration and there are no other facts the omission of which would make any such statement of fact or expression of opinion, intention or expectation false or misleading in any material aspect.

2. The New Shares - The New Shares will be allotted and issued in accordance with the Offer Documents free from all encumbrances, claims, liens or other third party rights of whatsoever nature without any need for any person to receive a report in respect of any New Shares pursuant to section 103 of the Companies Act 1985 or to pay any stamp duty reserve tax in respect thereof. The New Shares will rank pari passu in all respects with the existing issued Ordinary Shares including (save as stated in the Circular) the right to participate in all dividends and other distributions hereafter declared, paid made on or in respect of such existing Ordinary Shares .

3. Accounts - The audited consolidated balance sheets of the company and its subsidiaries and the audited consolidated profit and loss account for the three successive accounting periods ended 30th December 1997, as set out in the annual report and accounts of the Company for such periods (including the notes thereon) give a true and fair view of the state of affairs of the Group as at, and the profits for the financial year ended at, the end of such periods, as applicable, make adequate provision for all liabilities, whether actual, deferred, contingent or disputed, and were prepared in accordance with the accounting policies stated therein (save to the extent disclosed therein) in accordance with generally accepted accounting principles consistently applied and all relevant Statements of Standard Accounting Practice and Financial Reporting Standards, and comply with each applicable provision of the Companies Act 1985.

4. Previous announcements - In respect of all announcements made by or on behalf of the Company to the London Stock Exchange since the date of publication of the Accounts ("previous announcements"), all statements of fact contained therein were true and accurate in all material respects and not misleading in any material respect and all expressions of opinion or intention or expectation contained therein (unless expressly or by implication attributed to a person other than the Directors or the Company) which are material were made on reasonable grounds and were truly and honestly held by the Directors and were fairly based and there were no other facts or which could on reasonable enquiry have been known to the Directors the omission of which would make any such statement or expression in any of the previous announcements misleading or which were or might have been material in the context in which the previous announcements were made and all previous announcements complied with the Listing Rules.

5. Compliance - The entry into this Agreement and the performance by the Company of its obligations hereunder or in connection therewith, including the offer, allotment and issue of the New Shares in accordance with the Offer Documents and the provisions of this Agreement, are within the powers of the Company and its Directors without (subject to the passing of the Resolutions) the need for any further sanction or consent by the members of the Company or any class of them or any other person and will comply with all relevant requirements of all applicable legislation, the Listing Rules and all other applicable rules and regulations and will not constitute an infringement or default of any obligation under any agreement to which any Group Member is a party or by which it or any of them or its or any of their property is bound (but limited to agreements where such infringement or default would have a material adverse effect on the financial position of the Group).

6. Third party authorisations - All authorisations, approvals, consents and licences required by the Company to enter into and complete this Agreement have been unconditionally obtained and are in full force and effect (save for the passing of the Resolution and Admission).

7. Prospectus - The Circular contains all such information as, having regard to the matters referred to in section 146(3) of the FSA, investors and their professional advisers would reasonably require, and reasonably expect to find there, for the purpose of making an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Company and of the rights attaching to the New Shares.

8. Working capital and indebtedness - The Working Capital Memorandum and the statement of indebtedness of the Group, which is set out in the Circular, have in each case been approved by the Board (or a duly appointed committee thereof) and have been prepared after due and careful enquiry and on the bases and assumptions stated in the Working Capital Memorandum which each Director believes to be reasonable and, so far as the Directors are aware after making due and careful enquiries, there are no facts or assumptions not set out in the Working Capital Memorandum which ought to have been reasonably taken into account but which have not been taken into account in the preparation of the Working Capital Memorandum. The statement in relation to the working capital available to the Group set out in the Circular has been properly made after due and careful enquiry and has been made after taking into account all relevant factors.

9. Material changes - since 30th December 1997 the operations of the Group have been carried on in the ordinary and usual course and there has been no material change in the financial or trading position or prospects of the Group save as disclosed by the Company through the Regulatory News Service of the London Stock Exchange and since such relevant date no member of the Group has made any material acquisition or disposal or agreed to make any material acquisition or disposal of any business, company or material asset other than in the ordinary course of business nor has it made any material commitments other than in the ordinary course of business, and no contracts have been entered into by any Group Member otherwise than in the ordinary course of business which are material for disclosure.

10. Litigation - Save as disclosed in the Circular no Group Member nor, so far as the Directors are aware, any person for whom a Group Member or any of its subsidiaries is or may be vicariously liable is engaged in any litigation or arbitration proceedings which individually or collectively may have or have had during the twelve months preceding the date of this Agreement a significant effect on the financial position of the Group or are material for disclosure nor, to the best of the knowledge, information and belief of the Directors (having made all reasonable enquiries), are there any circumstances which may give rise to any such legal or arbitration proceedings.

11. Supplementary Prospectus - All statements of fact contained in any Supplementary Prospectus will be true and accurate in all material respects and not misleading and all expressions of opinion or intention contained therein (unless expressly or by implication attributed to a person other than the Directors or the Company) will be made on reasonable grounds and will be truly and honestly held by the Directors and will be fairly based and there will be no other facts known or which could on reasonable enquiry have been known to the Directors the omission of which would make any such statement or expression in any such Supplementary Prospectus misleading or which will be or might be material. If any Supplementary Prospectus is published, then the Circular, together with such Supplementary Prospectus, will contain all such information as, having regard to the matters referred to in section 146(3) of the FSA, investors and their professional advisers would reasonably require, and reasonably expect to find there, for the purpose of making an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Company and of the rights attaching to the New Shares.

12. Subscription Agreement - No breach of the Subscription Agreement has occurred prior to Admission that would give any party to the Subscription Agreement the right to terminate the Subscription Agreement irrespective of whether any such party either has or has notified in writing an intention to terminate the Subscription Agreement.

13. Verification Notes - The replies given by the Company and/or the Directors to the Verification Notes have been prepared or approved by persons having appropriate knowledge and responsibility to enable them properly to provide such replies.

14. Insolvency - Neither the Company nor any of its Subsidiaries has taken any action, nor have any other steps been taken or legal proceedings been started or (so far as the Directors are aware) threatened against the Company or any of its subsidiaries for its or their winding up or dissolution, or for it or any of them to enter into any arrangement or composition for the benefit of creditors, or for the appointment of a receiver, trustee, administrator, administrative receiver or similar officer of any of them or any of their respective properties, revenues or assets.

15. Material contracts - All subsisting material contracts entered into within two years of the date of the Circular (other than contracts entered into in the ordinary course of business) by the Company or any of its subsidiaries will be disclosed in the Circular and no material contracts (other than those so disclosed and those entered into in the ordinary course of business) will without the written consent of KB be varied prior to Admission.

16. Repayment of indebtedness - Except as may be disclosed in the Circular, no event or circumstance has arisen nor, so far as the Company is aware, is about to arise (including, for the avoidance of doubt, pursuant to the issue of the New Shares or the entry into of this Agreement), such that any person is or, with the giving of notice or the lapse of time, would be entitled to require payment of any indebtedness in respect of borrowed monies of any Group Member before its stated maturity or to take any step to enforce any security therefor, no material repayment of any indebtedness of any Group Member has been demanded, before its due date for repayment, by reason of any default of any such Group Member and no person to whom any such indebtedness which is payable on demand is owed has demanded or threatened to demand repayment of, or to take any step to enforce any security for, such indebtedness.

17. Options - Save as disclosed in the Circular, there are in force no options or other agreements which call for the issue of, or afford to any person the right to call for the issue of any shares in the capital, or other securities, of the Company.

                                   SCHEDULE 2:
                            Clause 2.1(C) Certificate

                           [Letterhead of the Company]

The Directors
Kleinwort Benson Securities Limited                [                ] 1998



Dear Sirs,

                             Placing and Open Offer

We refer to Clause 2.1(C) of a placing and open offer agreement between us relating to the Open Offer dated August, 1998 (the "Placing Agreement"). Words and expressions defined in the Placing Agreement have the same meanings herein.

We hereby confirm to you that:

(a) each of the Conditions referred to in Clause 2.1 to of the Placing Agreement has been either fulfilled or waived by you in accordance with the terms of the Placing Agreement; and

(b) the Company is not aware that any of the Warranties was breached or untrue or inaccurate or misleading in any material respect at the date of the Placing Agreement or that there has been any change of circumstances such that if repeated at the date hereof by reference to the facts and circumstances subsisting at the date hereof any Warranty would be breached or untrue or inaccurate or misleading in any material respect.

                                        Yours faithfully,





                             ......................................

                                   Director, duly authorised,
                     for and on behalf of Huntingdon Life Sciences Group plc

                                    CONTENTS
                                                               Page


1. Definitions and interpretation                                1


2. Conditions                                                    6


3. Document Delivery                                             7


4. The Placing and the Open Offer                                9


5. Overseas Shareholders                                        12


6. Fee, Commissions and Expenses                                12


7. Indemnity                                                    13


8. Warranties                                                   14


9. Announcements and Agreements                                 15


10. Termination                                                 16


11. Notices                                                     17


12. Miscellaneous                                               18


SCHEDULE 1: Warranties                                          21


SCHEDULE 2: Clause 2.1(C) Certificate                           25


Agreed form documents:

Application Form
Circular
Completion Board Minutes (see Clause 3.1((I)))
Placing Letters
Press Announcement
Proxy Card
Resolutions

                                                               CONFORMED COPY

                              DATED 10 August, 1998







                       HUNTINGDON LIFE SCIENCES GROUP PLC






                                     - and -






                            KLEINWORT BENSON LIMITED










         --------------------------------------------------------------

                                PLACING AND OPEN
                                 OFFER AGREEMENT

         --------------------------------------------------------------











                                Slaughter and May
                              35 Basinghall Street
                                 London EC2V 5DB
                                    (ANH/HKG)